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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported): April 26, 2000

AMERICAN GENERAL FINANCE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Indiana (State or Other Jurisdiction of Incorporation)	1-6155 (Commission File Number)	35-0416090 (IRS Employer Identification No.)

601 N.W. Second Street, Evansville, IN 47708
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (812) 424-8031

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Item 5.     Other Events.

On April 26, 2000, American General Finance Corporation issued an Earnings Release announcing certain unaudited financial results of the company for the three-month period ended March  31, 2000 substantially to the following effect:

American General Finance Corporation reports first quarter earnings of $63 million which represents a 19% increase over the $53 million earned in the first quarter of 1999. The increased earnings were based on controlled quality growth coupled with continued efficiency improvements.

Finance receivables were up $1.2 billion over the prior year quarter. During first quarter 2000, finance receivables grew $82 million to $10.8 billion, based on a 13% increase in internally generated volume. The emphasis continues to be on higher quality, real estate loans. At March 31, 2000, the portfolio was comprised of 65% real estate loans, 23% non-real estate loans and 12% retail sales finance receivables.

The conservative portfolio mix is reflected in the strong credit quality results. The total charge-off ratio for first quarter 2000 was 1.78%, a 42 basis point improvement over the 2.20% charge-off ratio for fourth quarter 1999 and a 36 basis point improvement over the 2.14% charge-off ratio for first quarter 1999. At March 31, 2000, the 60-day plus delinquency ratio improved to 3.08% from 3.50% at December 31, 1999 and 3.68% at March 31, 1999. The allowance for finance receivable losses at period end remained strong at 3.31% of net finance receivables and 1.9 times first quarter 2000 annualized charge-offs. During the quarter, the company completed the previously disclosed sale of $27 million of fully-reserved delinquent receivables, resulting in a pretax gain of $1 million.

Operating expenses as a percentage of average net receivables showed continued improvement to 4.93% for the first quarter of 2000 compared to 5.46% for the same period in 1999. Operating expenses increased $3 million or a modest 2% over first quarter 1999.

Management is pleased with American General Finance's first quarter achievements and expects continued quality receivable growth with strong earnings. Management believes that with a large branch network of well-trained individuals supported by advanced credit risk management systems, the company is positioned for continued quality growth with a solid financial performance.
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American General Finance Corporation and its subsidiaries are engaged in the consumer finance and credit insurance business. The company, headquartered in Evansville, Indiana, has assets in excess of $12 billion and operates 1,312 offices in 40 states, Puerto Rico, and the U.S. Virgin Islands. Products and services are provided to more than 2 million American families. The company offers direct consumer and home equity loans, retail sales financing, and other credit-related products.

All statements, trend analyses, and other information contained herein relative to markets for the company's products and trends in the company's operations or financial results, as well as other statements including words such as "anticipate," "believe," "plan," "estimate, "expect," "intend," and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects upon the company. There can be no assurance that future developments affecting the company will be those anticipated by management. Actual results may differ materially from those included in the forward-looking statements.

These forward-looking statements involve risks and uncertainties including, but not limited to, the following: (1) changes in general economic conditions, including the performance of financial markets and interest rates; (2) customer responsiveness to both products and distribution channels; (3) competitive, regulatory, or tax changes that affect the cost of, or demand for, the company's products; (4) the ability to secure necessary regulatory approvals; and (5) adverse litigation results or resolution of litigation. Readers are also directed to other risks and uncertainties set forth in documents filed by the company with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments, or otherwise.

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American General Finance Corporation FINANCIAL HIGHLIGHTS: (Dollars in Millions, Annualized Percentages)(Unaudited)
	For the Three Months Ended March 31 ______________________
	2000	1999
Total Revenues	$465	$419

Interest Expense	161	135
Operating Expenses	133	130
Provision for Finance Receivable Losses	48	51
Insurance Losses and Loss Adjustment Expenses	25	20

Total Expenses	367	336

Income Before Provision for Income Tax	98	83
Provision for Income Tax	35	30

Net Income	$ 63	$ 53

Yield on Finance Receivables	14.17%	14.81%
Charge-off Ratio	1.78%	2.14%
Risk Adjusted Yield	12.39%	12.67%

Operating Expenses as a Percentage of Average Net Receivables	4.93%	5.46%

Return on Assets	2.00%	1.89%
Return on Equity	14.63%	12.86%

Charge-off Ratios
Real Estate Loans	0.67%	0.47%
Non-Real Estate Loans	4.70%	5.58%
Retail Sales Finance	2.07%	2.94%
Total Finance Receivables	1.78%	2.14%

At:	3/31/00	3/31/99

Total Assets	$12,577	$11,195

Net Finance Receivables
Real Estate Loans	$ 7,046	$ 5,970
Non-Real Estate Loans	2,472	2,429
Retail Sales Finance	1,321	1,224
Total Finance Receivables	$10,839	$ 9,623

Allowance for Finance Receivable Losses
Balance at End of Period	$358	$375
As a Percentage of Net Finance Receivables	3.31%	3.89%

60-Day+ Delinquency Ratios
Real Estate Loans	3.03%	3.37%
Non-Real Estate Loans	4.04%	5.22%
Retail Sales Finance	1.54%	1.96%
Total Finance Receivables	3.08%	3.68%

Item 7.     Financial Statements, Pro Forma Financial Information and Exhibits.
None.

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SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    April 27, 2000
AMERICAN GENERAL FINANCE CORPORATION By: /s/ GEORGE W. SCHMIDT George W. Schmidt Controller and Assistant Secretary